Exhibit 99(g)(4)

FORM OF

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND AMONG

NSAM B-CEF LTD,

OZ INSTITUTIONAL CREDIT MANAGEMENT LP

AND

NORTHSTAR CORPORATE INCOME FUND-T

THIS INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”) is made this     day of 2016, by and among NSAM B-CEF Ltd, a Bermuda exempted limited company (the “Adviser”), OZ Institutional Credit Management LP, a Delaware limited partnership (the “Sub-Adviser”), and NorthStar Corporate Income Fund-T, a Delaware statutory trust (the “Company”) that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a non-diversified, closed-end management investment company.

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are or will be registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Adviser has been retained to act as the investment adviser to the Company, pursuant to an Investment Advisory Agreement dated as of the date hereof (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Company’s board of trustees (the “Board”), to obtain the services of an investment sub-adviser to assist the Adviser in fulfilling its duties thereunder, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Sub-Adviser.

(a)          Retention of Sub-Adviser. The Adviser hereby engages the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of the assets of the Company in accordance with the terms set forth herein and subject to the supervision of the Board.

(b)          Responsibilities of Sub-Adviser. With commercially reasonable efforts, the Sub-Adviser shall, in accordance with investment criteria approved from time to time by the Adviser and during the term and subject to the provisions of this Agreement:

(i)	determine the composition of the investment portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes, including the types of securities and other assets to be purchased, retained or sold by the Company;

(ii)	identify, evaluate and negotiate the structure and terms of the investments made by the Company;

(iii)	execute and close the acquisition and disposition of the Company’s investments;

(iv)	monitor the Company’s investment portfolio and make recommendations regarding ongoing portfolio management;

(v)	identify and recommend certain securities and other assets that the Company may purchase, retain or sell;

(vi)	perform or supervise other parties in performing due diligence on prospective investments recommended by the Sub-Adviser;

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(vii)	assist the Adviser in performing certain of the Adviser’s duties under the Advisory Agreement, as mutually agreed;

(viii)	subject to the supervision of the Adviser and the Board, establish and maintain accounts on behalf of the Company with, and place orders for the purchase and sale of the Company’s portfolio securities or other investments with or through, such persons, brokers, dealers or other counterparties (including, to the extent permitted by applicable law and by the Company or the Adviser, any broker, dealer or other counterparty affiliated with the Sub-Adviser) (collectively, “brokers”) as the Sub-Adviser may elect and negotiate commissions or spreads to be paid on such transactions. In the selection of such brokers and the placing of such orders, the Sub-Adviser shall seek to obtain for the Company the most favorable price and execution available, except to the extent permitted in accordance with Section 28(e) of the Securities Exchange Act of 1934, Securities and Exchange Commission (the “SEC”) guidance thereunder or otherwise. Without limiting the foregoing, the Adviser and the Sub-Adviser agree that, in seeking to obtain for the Company the most favorable price and execution available, the Sub-Adviser, bearing in mind the best interests of the Company at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the broker involved, and the quality of service rendered by the broker in other transactions. Subject to the Company’s governing documents, or as may be mutually agreed to by the Adviser and the Sub-Adviser in writing, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Company to pay a broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser an amount of commission for effecting an investment transaction for the Company that is in excess of the amount of commission that another broker would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibility of the Sub-Adviser with respect to the accounts as to which it exercises investment discretion. It is recognized that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients. The Sub-Adviser shall render such reports to the Adviser and/or to the Board regarding the total amount and usage of all commissions generated as a result of trades executed for the Company, as well as information regarding third-party services, if any, received by the Sub-Adviser as a result of trading activity with select brokers and dealers. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Company as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations and subject to the allocation procedures approved by the Board or the Adviser, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in accordance with the procedures approved by the Sub-Adviser and provided to the Adviser;

(ix)	review all proxy solicitation materials, and be responsible for voting and handling all proxies, in relation to securities held by the Company. The Adviser shall instruct the custodian for the Company (the “Custodian”) and other appropriate parties providing services to the Company to promptly forward misdirected proxies to the Sub-Adviser. The Sub-Adviser shall provide to the Adviser a copy of Sub-Adviser’s written proxy voting policies and procedures, and thereafter upon written request therefor, including policies on addressing potential conflicts of interest and a copy of any summary of the procedures, if applicable. The Sub-Adviser shall also be responsible for maintaining records with respect to the proxy votes cast for the Company. The records shall conform to the applicable SEC proxy regulations. Records of all applicable proxy voting records will be provided to the Adviser within 10 business days of any reasonable written request (voting records should be available in soft copy and, upon written request, hard copy);

(x)	at least annually, make an in-person presentation to the Board and Adviser on the Sub-Adviser’s performance of its services and the investment performance of the Company;

(xi)	upon the Board's reasonable request, respond to any formal questionnaire from the Board in performing the Sub-Adviser’s duties under Section 15(c) of the 1940 Act related to contract renewal;

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(xii)	upon the Adviser's reasonable request, respond to a formal questionnaire from the Adviser’s management in performing the Sub-Adviser’s duties under Section 15(c) of the 1940 Act related to contract renewal;

(xiii)	upon the Adviser's reasonable request, respond to compliance questionnaires from Adviser’s compliance officers in performance of the Sub-Adviser’s duties;

(xiv)	with reasonable prior notice and upon reasonable request from the Adviser, make marketing presentations to various groups, including but not limited to broker/dealers, wholesalers, advisors, shareholders, industry participants, or member of the press, provided, that any written materials used in connection therewith shall be approved by the Adviser prior to such use; and

(xv)	upon the Adviser's reasonable request, assist the Adviser and/or fund administrator in connection with the Adviser's and/or fund administrator's valuation of the Company's investments;

provided, however, that the Sub-Adviser shall have no responsibility with respect to any action relating to any security or other asset insofar as the Sub-Adviser determines in good faith that its involvement in any such action would require such action or involvement to be treated as one subject to approval by the SEC in the absence of an applicable exemptive order.

In the event that the Company determines to utilize debt financing, the Sub-Adviser, as applicable, shall use commercially reasonable efforts to arrange, or assist in arranging, for such financing on the Company’s behalf, subject to the oversight and approval of the Adviser and the Board. Notwithstanding the foregoing, the Adviser shall retain the right to veto the acquisition or disposition of any investment or require the acquisition or disposition of any investment of the Company (the “Veto and Acquisition Right”). The Sub-Adviser shall not be responsible or liable whatsoever for the Adviser’s exercise of the Veto and Acquisition Right. Notwithstanding the foregoing and except as otherwise agreed in writing, the parties acknowledge and agree that the Sub-Adviser shall be required to provide only the services expressly described in this Section 1(b) and shall have no responsibility to provide any other services to the Adviser or the Company. All investment decisions and approvals shall comply in all respects with the Company’s investment criteria, as may be amended from time to time by the Adviser in its sole discretion.

Any proposed change that is individually or in the aggregate deemed to be material to the investment strategy of the Company as set forth in the Company’s then-effective registration statement on Form N-2 (the “Registration Statement”) filed with the SEC, as amended from time to time, prior to such change, shall require the consent of the Sub-Adviser, which shall not be unreasonably withheld. Such consent shall be required notwithstanding any statement in the Registration Statement that contemplates that the investment strategy (or any aspect thereof) may be changed, modified or supplemented in a material manner.

(c)          Acceptance of Engagement. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with applicable law and regulations and shall use commercially reasonable efforts to carry out its responsibilities under this Agreement in compliance with: (i) the Company’s investment objectives, policies and restrictions as set forth in the Registration Statement on Form N-2 filed with the SEC, as amended from time to time, the Company’s prospectus that forms a part of the Registration Statement, as amended and supplemented and/or the Company’s periodic reports filed with the SEC from time to time; and (ii) such policies, directives, regulatory restrictions and compliance policies as the Board or the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i) or (ii) above. In no event shall the Sub-Adviser be held responsible for failing to comply with (i) or (ii) unless it had previously received the written notification in the foregoing sentence.

(d)          Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Company in any way or otherwise be deemed an agent of the Adviser or the Company.

(e)          Record Retention.

(i)	Books and Records. In compliance with the requirements of Rules 31a-1, 31a-2 and 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees to maintain separate detailed records as are required by applicable laws and regulations with respect to the investment transactions it undertakes for the Company and that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company or the Adviser, or to any third party at the Company’s direction, any of such records upon the Company’s written and reasonable request; provided, however, that (w) such examinations shall be made during normal business hours; (x) records shall be available for telecopying,

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electronic transmission or other reasonable form of delivery in accordance with Rule 31a-2 of the 1940 Act; (y) be made with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable; and (z) be conducted at the sole expense of the Company or the Adviser, as applicable. For the avoidance of doubt and except as otherwise expressly provided in this Agreement or as required by the Adviser’s or the Company’s operational due diligence process, the Company or the Adviser shall not have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Adviser, except as required by applicable laws, rules or regulations to fulfill its duties as a registered investment adviser of a non-diversified, closed-end management investment company regulated under the 1940 Act, as applicable. The Sub-Adviser further agrees to preserve for the periods and in the place prescribed by the rules under the 1940 Act the records required to be maintained thereunder. Notwithstanding the foregoing, the Sub-Adviser may keep and use copies of all records necessary to (A) comply with all applicable laws, rules or regulations or its internal record keeping policies and (B) permit it to market the investment performance and track record of the Company as contemplated hereby (including Section 10(g) hereof), including such records necessary to calculate, and demonstrate the calculation of, such investment performance and track record.

(ii)	Compliance Notices. Throughout the term of this Agreement, the Sub-Adviser shall submit to the Adviser: (a) any material changes to the Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act and Rule 38a-1 under the 1940 Act that affect the services provided by Sub-Adviser to the Company, (b) notification of regulatory examinations of the Sub-Adviser and general descriptions of the results of such examinations, (c) the annual assessment of the Sub-Adviser’s compliance program and (d) notification of any material compliance matter that affects the services provided by the Sub-Adviser to the Company including but not limited to any material violation of the Compliance Policies or of the code of ethics of the Sub-Adviser. Throughout the term of this Agreement, the Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Company to comply with Rule 38a-1 under the 1940 Act. The Adviser shall provide to the Sub-Adviser all information reasonably requested by the Sub-Adviser in order to comply with the provisions hereof, the 1940 Act, the Advisers Act, the U.S. Commodity Exchange Act, as amended and the regulations promulgated thereunder.

2.	Expenses.

(a)          Except as provided below in this Section 2, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Company in fulfilling the Sub-Adviser’s obligations hereunder.

(b)          During the term of this Agreement, except as set forth herein or otherwise agreed in writing, the Sub-Adviser shall pay all expenses incurred by it in connection with the investment advisory obligations it undertakes to meet hereunder.

(i)	The Sub-Adviser shall, at its sole expense, employ, consult or associate itself with such persons as it believes to be qualified to assist it in the execution of its investment advisory duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its affiliates.

(ii)	Notwithstanding Section 2(b)(i) of this Agreement, transaction and investment-related expenses reasonably incurred by the Sub-Adviser related to the Company (including brokerage commissions and expenses payable to third parties, including agents, consultants, counsel, accountants or other advisors, related to or arising from the discovery, evaluation, investigation, diligence, development, acquisition or consummation, ownership, maintenance, monitoring, hedging or disposition of securities held by, or potential investments for, the Company) shall be at the expense of the Company.

(iii)	Expenses incurred by the Sub-Adviser in conjunction with the valuation services (including expenses related to any third party valuation agents) requested by the Adviser or the Company shall be at the expense of the Company.

(iv)	The Adviser shall cause the Sub-Adviser to be reimbursed by the Company for other expenses reasonably incurred by the Sub-Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Sections 2(b), 2(c) and 9 of the Advisory Agreement had such expenses been incurred by the Adviser.

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(v)	To the extent that the Adviser or the Company requests the Sub-Adviser in writing to incur any expenses (other than expenses in connection with the Sub-Adviser fulfilling its investment advisory obligations under this Agreement) that would not be reimbursable by the Adviser or the Company pursuant to this Section 2(b), the Company shall reimburse the Sub-Adviser for such expenses incurred by the Sub-Adviser. The Company will reimburse the Sub-Adviser for expenses incurred in connection with responding to regulatory requests related to the Company or the Adviser.

(vi)	The Sub-Adviser shall maintain and supply to the Company and the Adviser, as they may reasonably request, records of all such expenses for which it seeks reimbursement. The Sub-Adviser shall be reimbursed by the Company for its expenses eligible for reimbursement in accordance with this Section 2(b) promptly following its request therefor, but in no event later than fifteen (15) business days following such request.

(c)          During any period that the Company does not have available capital (“Available Capital”) sufficient to reimburse both the Sub-Adviser and the Adviser in full for any outstanding Reimbursable O&O Expenses (as defined in the Advisory Agreement) in accordance with the Advisory Agreement or expenses incurred pursuant to Section 2(b)(ii) through Section 2(b)(vi) of this Agreement and the Advisory Agreement, respectively (the “Reimbursable Expenses”), the Company shall distribute such Available Capital pro rata, calculated based on the outstanding Reimbursable Expenses of the Adviser and Sub-Adviser, to the Sub-Adviser and the Adviser until each shall have had all of its then current Reimbursable Expenses repaid; provided, that any outstanding Reimbursable O&O Expenses shall be repaid in full before any other Reimbursable Expenses hereunder or under the Advisory Agreement.

(d)          To the extent the Adviser and Sub-Adviser incur expenses, other than those incurred under Section 2(b)(i) of this Agreement, that are not Reimbursable O&O Expenses or Reimbursable Expenses, the Adviser and Sub-Adviser shall each bear 50% of such expenses.

3.	Compensation.

In consideration for the Sub-Adviser’s services hereunder, with respect to each Term Year (as defined herein), the Company shall pay the Sub-Adviser the fee described herein, payable quarterly in arrears (within five (5) business days of when fees are paid to the Adviser, but in no event more than thirty (30) calendar days following the applicable calendar quarter with respect to which such fees are payable); provided, however, no compensation will be paid to the Sub-Adviser under this Section 3 while the Company pursues its investment objective by investing substantially all of its assets in securities of a fund as part of a master-feeder arrangement.

(a)          With respect to any fees payable by the Company to the Adviser (and not waived) during a Term Year (including, without limitation, the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement, collectively referred to herein as the “Advisory Fees”), the Sub-Adviser shall be entitled to receive 50% of any such amounts. For the avoidance of doubt, this includes Incentive Fees payable to the Adviser in connection with the orderly liquidation of the Company’s assets. In addition, 50% of any other payment from a third party (not including the Company) to the Adviser in connection with the Company’s portfolio or any transaction involving the Company’s portfolio, including a liquidity event, as such term is described in the Registration Statement, shall be paid to the Sub-Adviser.

(b)          In the event that this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Adviser under this Section 3 during the Term Year in which such termination occurs, the Advisory Fees payable to the Adviser shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

(c)          Except as required by applicable law, rule or regulation, any deferral, reduction, waiver or other modification of the Advisory Fees to be paid to the Adviser (including, without limitation, the manner and timing by which such fees are paid or payable to the Adviser) will require the prior written consent of the Sub-Adviser.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 9 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.	Representations, Warranties and Covenants of the Sub-Adviser.

The Sub-Adviser represents, warrants and covenants to the Adviser and to the Company as follows:

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(a)          The Sub-Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement.

(b)          The Sub-Adviser is a limited partnership duly organized and validly existing under the laws of the State of Delaware with the power to carry on its duties and obligations hereunder.

(c)          The Sub-Adviser shall have and will at all times maintain an adequate number of skilled and licensed employees to professionally carry out the services for which the Sub-Adviser is being engaged consistent with third party service providers providing similar services as those of the Sub-Adviser to a Company of similar size and nature to the Company. In addition, the Sub-Adviser shall at all times maintain all necessary systems, equipment, software and other appropriate items available to perform such services, consistent with third party service providers providing similar services as those of the Sub-Adviser to a Company of similar size and nature to the Company. The Sub-Adviser agrees that it shall maintain sufficient disaster recovery resources and systems to facilitate continuity of its business and that of the Company in the event of disruption affecting the business of the Sub-Adviser or the Company. Furthermore, the Sub-Adviser agrees that it shall notify the Adviser as soon as practicable of any event affecting the Sub-Adviser (including, without limitation, any change to the Sub-Adviser’s information technology systems or practices) that could have a material adverse effect on the ability of the Sub-Adviser to fulfill its duties or activities under this Agreement.

(d)          The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, other than such action or filing as has been taken or made, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser, in each case that would have a material adverse effect on the financial condition of the Sub-Adviser or the Sub-Adviser’s ability to perform its obligations under this Agreement.

(e)          Parts 1 and 2 of the Form ADV (collectively, the “Form ADV”) of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC with the exception of Form ADV Part 2B, which is not filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser will promptly upon reasonable written request provide the Adviser and the Company with a complete copy of all subsequent amendments to its Form ADV.

(f)           The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Company with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a duly authorized officer of the general partner of the Sub-Adviser shall certify to the Adviser or the Company that the Sub-Adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter and that there have been no material violations of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon the written and reasonable request of the Adviser or the Company, the Sub-Adviser shall permit representatives of the Adviser or the Company to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) under the 1940 Act and other records evidencing enforcement of the code of ethics; provided, however, that such examinations shall: (x) be made during normal business hours and with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable; and (y) be conducted at the sole expense of the Company, as applicable. For the avoidance of doubt and except as otherwise expressly provided in the immediately preceding sentence, neither the Adviser nor the Company shall have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Adviser, except as required under this Agreement and by applicable laws, rules or regulations to fulfill duties as a registered investment adviser or as a registered investment company.

(g)          The Sub-Adviser has adopted written policies pursuant to Rule 206(4)-7 under the Advisers Act and shall provide the Adviser and the Company with a copy of those policies, together with evidence of their adoption. The Sub-Adviser shall promptly, but no later than ten (10) business days, provide notice of any amendment to such policies and a copy of such amendment to the Adviser and the Company. The Chief Compliance Officer of the Sub-Adviser shall provide to the Adviser and to the Company a summary of the annual assessment of the Sub-Adviser’s compliance program sufficient to allow the Company to comply with Rule 38a-1. In addition, the Sub-Adviser shall provide to the Adviser all information reasonably requested by the Adviser in order to comply with the provisions hereof, the 1940 Act, the Advisers Act, the U.S. Commodity Exchange Act, as amended (the “CEA”) and the regulations promulgated thereunder, to the extent applicable at the cost of the Adviser or the Company, as applicable.

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(h)          The Sub-Adviser agrees to provide such reasonable information and reasonable assistance in connection with the services provided hereunder with respect to any inspection undertaken by any domestic or foreign regulatory entity in relation to the activities of the Adviser, the Company and their service providers at the cost of the Adviser or the Company, as applicable.

(i)           The Sub-Adviser has reviewed the Adviser's allocation policy and the Company’s investment guidelines and consents to the Adviser's use of such policy and the Company’s investment guidelines in connection with the performance of the Adviser's duties hereunder.

5.	Representations, Warranties and Covenants of the Adviser.

The Adviser represents, warrants and covenants to the Sub-Adviser and Company as follows:

(a)          The Adviser will be registered as an investment adviser under the Advisers Act as of the date the Company commences investment operations and shall maintain such registration during the term of this Agreement.

(b)          The Adviser is an exempted limited company duly organized and validly existing under the laws of Bermuda with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)          The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, other than such action or filing as may be required under the 1940 Act or the Advisers Act, other than such action or filing as has been taken or made, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser, in each case that would have a material adverse effect on the financial condition of the Adviser or the Adviser’s ability to perform its obligations under this Agreement.

(d)          The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC, with the exception of Form ADV Part 2B, which is not filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Adviser will promptly upon reasonable written request provide the Sub-Adviser with a complete copy of all subsequent amendments to its Form ADV.

(e)          The Adviser has duly entered into the Advisory Agreement pursuant to which the Company authorized the Adviser to enter into this Agreement.

(f)           Except as otherwise provided in Section 3(c), any proposed amendment, waiver or modification of the Advisory Agreement by the Adviser (whether or not economic in nature), the effect of which may adversely affect the Sub-Adviser, shall not be made to the Advisory Agreement without the prior written consent of the Sub-Adviser, which consent should not be unreasonably withheld; provided, that nothing in this Section 5(f) shall be construed to limit the authority of the Board of Trustees or stockholders of the Company to terminate the Advisory Agreement.

(g)          The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Sub-Adviser with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a duly authorized officer of the Adviser shall certify to the Sub-Adviser that the Adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter and that there have been no material violations of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Sub-Adviser, the Adviser shall permit representatives of the Sub-Adviser to examine the reports (or summaries of the reports) required to be made to the Adviser by Rule 17j-1(c)(1) under the 1940 Act and other records evidencing enforcement of the code of ethics; provided, however, that such examinations shall: (x) be made during normal business hours and with the least amount of interference with the Adviser’s business and operations as reasonably practicable; and (y) be conducted at the sole expense of the Sub-Adviser or the Company, as applicable. For the avoidance of doubt and except as otherwise expressly provided herein, the Sub-Adviser shall not have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Adviser, except as required under this Agreement and by applicable laws, rules or regulations to fulfill duties as a registered investment adviser or as a non-diversified, closed-end management investment company regulated under the 1940 Act.

(h)          The Adviser (i) has reviewed the Sub-Adviser's allocation policy and procedures, (ii) understands that investment opportunities will be allocated among the Company and other clients of the Sub-Adviser in accordance with such policy and

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procedures, and (iii) consents to the Sub-Adviser's use of such policy and procedures in connection with the performance of the Sub-Adviser's duties hereunder.

(i)           The Adviser shall provide to the Sub-Adviser all information reasonably requested by the Sub-Adviser in order to comply with the provisions hereof, the 1940 Act, the Advisers Act, the CEA and the regulations promulgated thereunder, to the extent applicable at the cost of the Sub-Adviser or the Company, as applicable.

(j)           The Adviser shall use commercially reasonable efforts to resolve any issue that arises with respect to any domestic or foreign regulatory entity that would reasonably have a material adverse effect on the Company, the Sub-Adviser, this Agreement or the Advisory Agreement, and the Adviser shall provide prompt written notice to the Company and the Sub-Adviser in the event that such an issue shall arise.

6.	Representations, Warranties and Covenants of the Company.

The Company represents, warrants and covenants to the Adviser and Sub-Adviser as follows:

(a)          The Company will be a registered investment company under the 1940 Act.

(b)          The Company is a Delaware statutory trust duly incorporated and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)          The execution, delivery and performance by the Company of this Agreement are within the Company’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement, and the execution, delivery and performance by the Company of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Company’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company.

(d)          The Company has duly entered into this Agreement and the Advisory Agreement pursuant to which the Company authorized the Adviser to enter into this Agreement.

(e)          The Company shall seek to comply with all requirements applicable to a non-diversified, closed-end management investment company like the Company under the Advisers Act and the 1940 Act in all material respects.

(f)           The Board of Trustees of the Company (i) has reviewed the Sub-Adviser's allocation policy and procedures, (ii) understands that investment opportunities will be allocated among the Company and other clients of the Sub-Adviser in accordance with such policy and procedures, and (iii) consents to the Sub-Adviser's use of such policy and procedures in connection with the performance of the Sub-Adviser's duties hereunder.

7.	Survival of Representations, Warranties and Covenants; Duty to Update Information.

All representations, warranties and covenants made by the Sub-Adviser, the Adviser and the Company pursuant to Section 4, 5 and 6, respectively, shall survive for the duration of this Agreement and each party hereto shall promptly notify the other parties hereto in writing upon becoming aware that any of the foregoing representations, warranties and covenants made by it are no longer true in any material respect.

8.	Liability and Indemnification.

(a)          Liability. Except as set forth in Section 8(d), none of the Sub-Adviser, any of its affiliates or any of the respective partners, officers, trustees and employees of the Sub-Adviser or any such affiliate (“Affiliates”) or any person who within the meaning of the Securities Act of 1933 (the “1933 Act”) controls, is controlled by or is under common control with the Sub-Adviser (“Control Persons”) shall be subject to any liability to the Adviser, the Company, their respective Affiliates or to any shareholder of the Company for any error of judgment or mistake of law, exercise of fiduciary duty (without regard to whom such duty is owed) or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Company, or as a result of any activities of any other person appointed by the Adviser or retained by the Company to provide services to the Company, and shall not be subject to any liability to the Adviser, the Company or any of the Company’s shareholders, in connection with the matters to which this Agreement relates, provided that nothing herein shall be construed to protect the Sub-Adviser against (1) its, its Affiliates or any of its Control Persons' willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (2) any untrue statement of a material fact (or an

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omission of such statement) contained in any prospectus of the Company (“Prospectus”), Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Sub-Adviser to the extent that such statement was (x) made in reliance on information furnished to the Company and the Adviser in writing by the Sub-Adviser, its Affiliates or Control Persons and (y) the Sub-Adviser, its Affiliates or Control Persons consented to its disclosure. Additionally, each of the Sub-Adviser, its Affiliates and each Control Person of the Sub-Adviser may consult with legal counsel, accountants and other experts selected by it and shall have no liability to the Adviser or the Company or to any shareholder of the Company for acting or refraining from acting on behalf of the Adviser or the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

(b)          Indemnification. The Company agrees to indemnify and hold harmless the Sub-Adviser, its Affiliates and each Control Person of the Sub-Adviser (each a “Sub-Adviser Indemnified Party”) against all losses, damages, costs and expenses, together with all legal (including reasonable attorney’s fees) and other expenses (collectively, “Losses”) reasonably incurred by a Sub-Adviser Indemnified Party with respect to (i) any matter with respect to the operations of the Company, the services of the Adviser or any Affiliate of the Adviser under the Advisory Agreement or the services of the Adviser or the Sub-Adviser under this Agreement and the services of any other person appointed by the Adviser or retained by the Company to provide services to the Company, other than liabilities occurring as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company, unless such statement was made in reliance on and in conformity with written information furnished to the Company and the Adviser by the Sub-Adviser for use therein. In addition, the Adviser agrees to indemnify and hold harmless each Sub-Adviser Indemnified Party against all Losses reasonably incurred by a Sub-Adviser Indemnified Party arising from (i) the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations under the Advisory Agreement; or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Adviser to the extent that such statement was made in reliance on and in conformity with written information furnished to the Company by the Adviser for use therein.

Notwithstanding the foregoing, in no case shall the Adviser and the Company’s indemnity hereunder be deemed to protect a Sub-Adviser Indemnified Party against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under this Agreement.

All determinations with respect to the standards for indemnification in this Section 8(b) shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Sub-Adviser Indemnified Party is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the trustees of the Company who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees), or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in written advice.

(c)          Liability. Except as set forth in Section 8(b), none of the Adviser, its Affiliates, any Control Person of the Adviser or the Company shall be subject to liability to the Sub-Adviser for any error of judgment, mistake of law or exercise of fiduciary duty (without regard to whom such duty is owed) by the Adviser pertaining to the Company, provided that nothing herein shall be construed to protect the Adviser, its Affiliates, any Control Person of the Adviser, or the Company in the event of (i) the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder or under the Advisory Agreement or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials unless such statement was made in reliance on and in conformity with written information furnished to the Company by the Adviser for use therein.

(d)          Indemnification. The Sub-Adviser agrees to indemnify and hold harmless the Company, the Adviser and its affiliates and each of their respective affiliates, officers, trustees, trustees, and employees (each an “Adviser Indemnified Party”) harmless from, against, for and in respect of all Losses reasonably incurred by an Adviser Indemnified Party arising from (i) the Sub-Adviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties hereunder or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Company or the Sub-Adviser to the extent that such statement was made in reliance on and in conformity with written information furnished to the Company or the Adviser by the Sub-Adviser for use therein. Notwithstanding the foregoing, in no case shall the Sub-Adviser’s indemnity hereunder be deemed to protect a person against any Losses to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties under this Agreement.

(e)          Notice.  Promptly after receipt by an indemnified party under subsection (b) or (d) of this Section 8 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party

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under such subsections, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection, except to the extent it is materially prejudiced as a result of such omission. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party (other than reasonable costs of investigation) in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, in addition to any local counsel, representing the indemnified parties who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

(f)           If the allocation provided by this Section 8 is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (e) of this Section 8, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, the Adviser and the Sub-Adviser, as applicable, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by (i) the Company shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company; (ii) the Adviser shall be deemed to be in the same proportion as the Advisory Fees paid to the Adviser pursuant to the Advisory Agreement; (ii) and the Sub-Adviser shall be deemed to be in the same proportion as the Advisory Fees paid to the Sub-Adviser pursuant to this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Adviser or the Sub-Adviser, as applicable, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Adviser, and the Sub-Adviser agree that it would not be just and equitable if contribution pursuant to this subsection (f) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (f). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (f) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (f), (i) the Company shall not be required to contribute any amount in excess of the amount by which the total net proceeds from the offering (before deducting expenses) received by the Company exceeds the amount of any damages which the Company has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission; (ii) the Advisor shall not be required to contribute any amount in excess of the amount by which the Advisory Fees paid to the Adviser pursuant to the Advisory Agreement exceeds the amount of any damages which the Adviser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission; and (iii) the Sub-Advisor shall not be required to contribute any amount in excess of the amount by which the Advisory Fees paid to the Sub-Adviser pursuant to this Agreement exceeds the amount of any damages which the Sub-Adviser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(g)          Advance Payments by the Sub-Adviser. The Sub-Adviser shall make advance payments in connection with the expenses of defending any matter with respect to which indemnification might be sought by any Adviser Indemnified Party hereunder if the Sub-Adviser receives a written affirmation of the Adviser Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Sub-Adviser unless it is subsequently determined that such Adviser Indemnified Party is entitled to such indemnification. The advance payments to be made hereunder shall be paid by the Sub-Adviser to such Adviser Indemnified Party as soon as practicable but in any event no later than thirty (30) calendar days after written demand by such Adviser Indemnified Party therefor to the Sub-Adviser.

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(h)          Advance Payments by the Company. The Company shall make advance payments in connection with the expenses of defending any matter with respect to which indemnification might be sought by any Sub-Adviser Indemnified Party hereunder if the Company receives a written affirmation of the Sub-Adviser Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that such Sub-Adviser Indemnified Party is entitled to such indemnification; provided, that if the Board shall have determined that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Sub-Adviser Indemnified Party shall provide security for such Sub-Adviser Indemnified Party undertaking, (B) the Company shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Disinterested Non-Party Trustees or an independent legal counsel shall determine in writing, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Sub-Adviser Indemnified Party ultimately will be found entitled to indemnification.

(i)           Advance Payments by the Adviser. The Adviser shall make advance payments in connection with the expenses of defending any matter with respect to which indemnification might be sought by any Sub-Adviser Indemnified Party hereunder if the Sub-Adviser receives a written affirmation of the Sub-Adviser Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that such Sub-Adviser Indemnified Party is entitled to such indemnification. The advance payments to be made hereunder shall be paid by the Adviser to such Sub-Adviser Indemnified Party as soon as practicable but in any event no later than thirty (30) calendar days after written demand by such Sub-Adviser Indemnified Party therefor to the Adviser.

(j)           The rights accruing to any Sub-Adviser Indemnified Party under these provisions shall not exclude any other right to which such Sub-Adviser Indemnified Party may be lawfully entitled.

(k)          No provision of this Agreement shall be construed to protect any trustee or officer of the Company, the Adviser or Sub-Adviser from liability in violation of Sections 17(h) or (i) of the 1940 Act.

(l)           The provisions of this Section 8 shall survive termination of this Agreement.

9.	Duration and Termination of Agreement.

(a)          Term and Effectiveness. This Agreement shall become effective as of the date that the Company’s Registration Statement is declared effective by the SEC (the “Effective Date”). Subject to Section 9(b) below, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, including the vote of a majority of the Company’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Company, including the vote of a majority of the Company’s Independent Trustees.

(b)          Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Sub-Adviser upon 60 days’ prior written notice; (ii) by the Company upon 60 days’ prior written notice and (A) the vote of a majority of the Company’s outstanding voting securities, or (B) the vote of a majority of Independent Trustees; or (iii) as otherwise required by applicable law. This Agreement will automatically terminate in the event of (1) its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), or (2) the termination of the Advisory Agreement; provided, however, that the Sub-Adviser may assign its rights and obligations hereunder to an affiliate thereof upon the prior written consent of the Company and the Adviser, such consent not to be unreasonably withheld, conditioned or delayed, provided such assignment does not constitute an “assignment” in accordance with Rule 2a-6 under the 1940 Act. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)          Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Sections 2 or 3 hereof.

10.	Confidentiality.

(a)          The Sub-Adviser agrees that it will, and will cause its Representatives (as defined below) to whom the Sub-Adviser discloses Company Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Adviser or the Company and/or their Representatives (including but not limited to information that is material and non-public) (collectively, “Company Information”). Notwithstanding the foregoing, the term “Company Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Sub-Adviser or any of its

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Representatives in breach of this Agreement, (ii) was or becomes available to the Sub-Adviser on a nonconfidential basis from a source other than the Adviser or the Company or any of their Representatives; provided that such source is not known to the Sub-Adviser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Adviser or the Company, or (iii) has been independently developed by the Sub-Adviser or any of its Representatives without using Company Information and without violating any of its obligations under this Agreement.

(b)          The Sub-Adviser agrees that it will, and will cause its Representatives (as defined below) to whom the Sub-Adviser discloses Adviser Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Adviser or the Company and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “Adviser Information”). Notwithstanding the foregoing, the term “Adviser Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Sub-Adviser or any of its Representatives in breach of this Agreement, (ii) was or becomes available to the Sub-Adviser on a nonconfidential basis from a source other than the Adviser or the Company or any of their Representatives; provided that such source is not known to the Sub-Adviser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Adviser or the Company, or (iii) has been independently developed by the Sub-Adviser or any of its Representatives without using Adviser Information and without violating any of its obligations under this Agreement.

(c)          The Adviser agrees that it will, and will cause its Representatives and the Company and its Representatives to whom it discloses Sub-Adviser Information (as defined below) to, hold in confidence and not disclose to any party any confidential or proprietary information produced or provided by the Sub-Adviser and/or its Representatives (including but not limited to information that is material and non-public) (collectively, “Sub-Adviser Information”). Notwithstanding the foregoing, the term “Sub-Adviser Information” shall not, for the purposes of this Agreement, include any information which (i) at the time of disclosure or thereafter is or becomes available to and known by the public other than as a result of a disclosure by the Adviser, the Company or any of their Representatives in breach of this Agreement, (ii) was or becomes available to the Adviser or the Company on a nonconfidential basis from a source other than the Sub-Adviser or any of its Representatives; provided that such source is not known to the Adviser or the Company to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the Sub-Adviser, or (iii) has been independently developed by the Adviser, the Company or any of their Representatives without using Sub-Adviser Information and without violating any of their obligations under this Agreement.

(d)          Except as otherwise expressly provided herein, the parties will not use or disclose (other than to their respective Representatives) any of the Company Information or Sub-Adviser Information, as applicable, that the Adviser, the Company and the Sub-Adviser are required to hold in confidence under this Section 10, as applicable, except in connection with the carrying out of the parties’ respective obligations hereunder or in connection with regulatory filings pertaining thereto. For purposes hereof, “Representatives” shall mean each of the parties’ respective affiliates, and its and their respective employees, trustees, officers, agents and advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors) who need to know the information for the purpose of carrying out the parties’ respective obligations hereunder.

(e)          In the event that the Sub-Adviser or its Representatives are required to disclose any Company Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Sub-Adviser and/or any of its Representatives, the Sub-Adviser or such Representative shall provide (unless prohibited by law or regulation) the Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 10. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 10 by the Adviser, the Sub-Adviser or such Representative is nonetheless in the opinion of counsel legally required to disclose any Company Information, the Sub-Adviser or such Representative may, without liability hereunder, disclose that portion of the Company Information that it deems it is legally required to be disclosed.

(f)           In the event that the Adviser, the Company or their Representatives are required to disclose any Sub-Adviser Information pursuant to applicable law, governmental rule or regulation, court order, administrative or arbitral proceeding or by any regulatory authority having jurisdiction over the Adviser and/or any of its Representatives, the Adviser or such Representative shall provide (unless prohibited by law or regulation) the Sub-Adviser with prompt written notice in advance, if possible, but otherwise promptly thereafter, of any such request or requirement so that the Sub-Adviser may seek a protective order or other appropriate remedy at its own expense and/or waive compliance with the provisions of this Section 10. If, in the absence of a protective order or other remedy, or the receipt of a waiver of compliance with the provisions of this Section 10 by the Sub-Adviser, the Adviser or such Representative is nonetheless in the opinion of counsel legally required to disclose any Sub-Adviser Information, the Adviser or such Representative may, without liability hereunder, disclose that portion of the Sub-Adviser Information that it deems it is legally required to be disclosed.

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(g)          Notwithstanding anything to the contrary herein, the Adviser agrees that the Sub-Adviser shall have the right to disclose the performance of the Company to third parties at any time, subject to the prior review and approval of the general form and scope of such disclosure by the Adviser (which approval shall not be unreasonably withheld, conditioned or delayed).

(h)          The representations and warranties made by the Sub-Adviser, the Adviser and the Company pursuant to this Section 10 shall survive the termination of this Agreement.

11.	Limitations on Reference to the Sub-Adviser.

The Sub-Adviser conducts its investment advisory business under, and has the right to use, the licensed trade name OZ Institutional Credit Management LP and/or the licensed logo as set forth on Schedule A attached hereto (collectively, the “Brand”). Upon the terms and subject to the conditions set forth in this Section 11, the Sub-Adviser hereby grants to the Adviser and the Company a revocable, non-exclusive, non-transferable and non-sublicensable (except as expressly provided herein) royalty-free limited license (the “License”) to use the Brand solely (i) in connection with the Company’s or the Adviser’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, and (ii) for the Adviser or Company, as applicable, to state in such materials that investment advisory services are being provided by the Sub-Adviser to the Company under the terms of this Agreement. Prior to using the Brand in any manner (including for the uses described in clauses (i) and (ii) above), the Company or the Adviser, as applicable, shall submit all proposed uses of the Brand to the Sub-Adviser for prior written approval. The Adviser agrees to (x) control the use of the Brand in accordance with the standards and policies as established between the Adviser and the Sub-Adviser and (y) only use the Brand if it has received the prior written approval of the Sub-Adviser for such specific use. At no time shall the Adviser or the Company contest the validity of the Brand or use the Brand other than in accordance with this Agreement. The Sub-Adviser reserves the right to terminate the License immediately upon written notice for any reason, including, without limitation, if any use of the Brand by the Adviser or the Company is not in compliance with the standards and policies as established between the Adviser and the Sub-Adviser. Unless terminated earlier by the Sub-Adviser, the term of the License shall be for the term of this Agreement only, including any renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination or expiration of this Agreement or the investment sub-advisory relationship between the Adviser and the Sub-Adviser. The Adviser and Company agree that the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Adviser’s or Company’s use of the Brand shall inure solely to the benefit of the Sub-Adviser. Without limiting the foregoing, the License shall have no effect on the Company’s ownership rights of the works within which the Brand shall be used in accordance with this Section 11. The Adviser may sublicense its rights under the License solely to its affiliates and the Company; provided that any use of the Brand by the Company shall be upon the same terms and conditions as contained herein and the Adviser shall remain liable for the Company’s use of the Brand.

12.	Duties of the Adviser.

(a)          The Adviser shall continue to have responsibility for all services to be provided to the Company pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)          The Adviser shall have the right, but not the obligation, upon reasonable written request and during normal business hours, to meet with key personnel and/or other executive level employees of the Sub-Adviser from time to time to provide feedback and input regarding the performance of the Sub-Adviser’s services hereunder.

13.	Other Accounts.

The Company acknowledges that the services provided by the Sub-Adviser are not to be deemed exclusive and that the Sub-Adviser may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act (“Clients”), which may invest in the same type of securities as the Company. The Company agrees that the Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from or be in conflict with advice given or the timing or nature of action taken with respect to the Company.

14.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to each of the other party at its principal office.

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15.	Amendments.

This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved, if such approval is required by applicable law, by: (a) the Board or by a vote of a majority of the outstanding voting securities of the Company (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Company who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

16.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York of the United States of America, applicable to contracts formed and to be performed entirely within the State of New York without regard to conflicts of laws principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction; provided that for so long as the Company is a registered investment company under the 1940 Act and the Sub-Adviser is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act or the Advisers Act, the latter shall control.

17.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof and the remainder hereof shall remain in full force and effect.

18.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on both parties hereto, notwithstanding that both parties shall not have signed the same counterpart.

19.	Headings.

Headings to Sections herein are for the convenience of the parties only and are not intended to be or to affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, any reference to a Section herein shall be deemed to be a reference to a Section of this Agreement.

20.	Dispute Resolution.

Any dispute, controversy or claim arising out of, or in connection with, this Agreement shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted on an expedited basis at a location to be determined by the parties by an independent arbitrator selected by the American Arbitration Association. The arbitration shall be subject to, and the arbitrator shall have the powers and rights afforded by, the rules of the American Arbitration Association. The decision of such arbitrator, including any award of attorneys’ fees and costs, may be entered in any court with jurisdiction.

21.	Third Party Beneficiaries.

Except as otherwise provided in Section 8 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

22.	Insurance.

Pursuant to Section 15 of the Advisory Agreement, the Company has agreed to acquire and maintain a trustees and officers liability insurance policy or similar insurance policy which provides reasonable coverage and shall be obtained from a reputable insurer. If determined to be in the best interests of the Company, the Company may name the Adviser and the Sub-Adviser, each as an additional insured party, provided however that the Company and any named adviser shall pay for their allocated portion of the annual

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premium. Pursuant to Section 15 of the Advisory Agreement and subject to the conditions set forth therein, the Company has also agreed to make all payments required to maintain such policy in full force and effect, subject to payment by the advisers so named for their allocated portion thereof; and, to provide each with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The Adviser agrees that it shall take all steps necessary to enforce the Company’s obligations under Section 15 of the Advisory Agreement.

[Remainder of page intentionally left blank; Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

NSAM B-CEF LTD

By:
Name:
Title:

OZ INSTITUTIONAL CREDIT MANAGEMENT LP

By:
Name:
Title:

NORTHSTAR CORPORATE INCOME FUND-T

By:
Name:
Title:

EXHIBIT A

Investment Advisory Agreement

[See Attached]